Exhibit 5.1

15 May 2012

Matter No. 877097

Doc Ref: WL/ot/1312068

Direct line: (852) 2842 9532

Email: wynne.lau@conyerdill.com

SouFun Holdings Limited

8/F, T3, Xihuan Plaza

1 Xizhimenwai Avenue

Xicheng District

Beijing 100044

People’s Republic of China

Dear Sirs,

Re: SouFun Holdings Limited (the “Company”)

We have acted as special Cayman Islands legal counsel to the Company in connection with a registration statement on form F-3 filed with the Securities and Exchange Commission (the “Commission”) on or around 15 May 2012 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the United States Securities Act of 1933, as amended, (the “Securities Act”), through which, the selling shareholders as set out in the Registration Statement may sell up to 61,592,354 of American Depositary Shares (“ADSs”), representing the same number of Class A Ordinary Shares of a par value HK$1.00 per share (the “Class A Ordinary Shares”), which consist of (i) 37,255,704 Class A Ordinary Shares currently issued and outstanding in the issued share capital of the Company (the “Existing Sale Shares”) and (ii) 24,336,650 Class A Ordinary Shares which will be issued upon conversion on a one-to-one basis of the same number of the Class B Ordinary Shares of a par value of HK$1.00 each (the “Class B Ordinary Shares”) currently issued and outstanding in the issued share capital of the Company (the “Converted Sale Shares”, together with the Existing Sale Shares, referred to as the “Sale Shares”).

For the purposes of giving this opinion, we have examined copies of the Registration Statement. We have also reviewed the existing amended and restated memorandum of association and the amended and restated articles of association of the Company (the “Constitutional Documents”), copies of the resolutions of the directors of the Company passed on 4 August 2010 and on 15 May 2012, and resolutions of the shareholders of the Company passed on 4 August 2010 respectively (together, the “Resolutions”), a Certificate of Good Standing issued by the Registrar of Companies in relation to the Company on 10 May 2012 (the “Certificate Date”) and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us, (d) that the resolutions contained in the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended, (e) that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein, and (f) the sale of the Sale Shares, and the Company’s performance of its obligations thereunder or in respect thereof (including, without limitation, its obligations under any related agreement, indenture or supplement thereto) in accordance with the terms thereof will not violate the Constitutional Documents nor any applicable law, regulation, order or decree in the Cayman Islands; (g) that the sale of the Sale Shares will be in accordance with the applicable purchase, underwriting or similar agreement duly approved by the board of directors of the Company or a duly authorised committee thereof, the Registration Statement (including the prospectus set forth therein and any applicable supplement thereto) and if the Converted Sale Shares are to be issued, the conversion will be in accordance with the Constitutional Documents; (h) that all necessary corporate action(s) have been or will be taken to authorise and approve the sale of the Sale Shares, including but not limited to issuance of the Converted Sale Shares upon a conversion, issuance of any Class A Ordinary Shares and fixing the designation, powers, preferences, rights, limitations and restrictions thereof, have been or will be duly approved by or on behalf of the Company and /or other relevant parties there; (i) that the Registration Statement has been declared effective by the SEC prior to, or concurrent with, the sale of the Sale Shares pursuant to the Registration Statement and the transaction contemplated thereunder complies with the requirements of the applicable rules of the New York Stock Exchange.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands. This opinion is issued solely for your benefit and use in connection with the matter described herein and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

On the basis of, and subject to the foregoing, we are of the opinion that:

1.	As at the Certificate Date, the Company is duly incorporated and existing under the laws of the Cayman Islands in good standing (meaning solely that it has not failed to make any filing with any Cayman Islands government authority or to pay any Cayman Islands government fee which would make it liable to be struck off by the Registrar of Companies and thereby cease to exist under the laws of the Cayman Islands).

2.	The Existing Sale Shares are validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares) and the Converted Sale Shares, when issued upon a conversion, will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions “Enforceability of Civil Liabilities” and “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman (Cayman) Limited